Exhibit 5.1

CLEARY GOTTLIEB STEEN & HAMILTON LLP

AMERICAS NEW YORK SAN FRANCISCO SÃO PAULO SILICON VALLEY WASHINGTON, D.C. ASIA BEIJING HONG KONG SEOUL	One Liberty Plaza New York, NY 10006-1470 T: +1 212 225 2000 F: +1 212 225 3999 clearygottlieb.com Writer’s Direct Dial: +1 212 225 2130 E-Mail: ltsu@cgsh.com	EUROPE & MIDDLE EAST ABU DHABI BRUSSELS COLOGNE FRANKFURT LONDON MILAN PARIS ROME

May 19, 2025
Lennar Corporation
5505 Waterford District Drive
Miami, Florida 33126
Ladies and Gentlemen:
We have acted as special counsel to Lennar Corporation, a Delaware corporation (the “Company”), and as special counsel to the Guarantors (as defined below) in connection with its offering pursuant to a registration statement on Form S-3 (No. 333-265348), as amended as of its most recent effective date (May 12, 2025), insofar as it relates to the Securities (as defined below) (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, including the documents incorporated by reference therein but excluding Exhibit 25, the “Registration Statement”), and the prospectus dated February 2, 2023 (the “Base Prospectus”), as supplemented by the prospectus supplement thereto dated May 12, 2025 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), of $700,000,000 aggregate principal amount of its 5.200% Senior Notes due 2030 (the “Notes”). The Notes are fully and unconditionally guaranteed by the Guarantors (the “Guarantees” and, together with the Notes, the “Securities”). The Securities were issued under an indenture dated as of December 31, 1997 (the “Base Indenture”), as supplemented by the Fifteenth Supplemental Indenture, dated as of May 19, 2025 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), among the Company, the Guarantors named in Schedule I to the Supplemental Indenture (the “Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”).
In arriving at the opinion expressed below, we have reviewed the following documents:

(a)the Registration Statement;
(b)the Prospectus;
(c)an executed copy of the Underwriting Agreement dated May 12, 2025 between the Company and the several underwriters named in Schedule I thereto;
(d)a copy of the Base Indenture and an executed copy of the Supplemental Indenture, including the Guarantees set forth in the Supplemental Indenture;
(e)copies of the Notes in global form as executed by the Company and authenticated by the Trustee;
(f)an executed copy of the Guarantee Agreement, dated as of the date hereof;
(g)copies of the Company’s (i) Restated Certificate of Incorporation and Certificate of Amendment to the Restated Certificate of Incorporation and (ii) Bylaws, certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, as applicable; and
(h)copies of the (i) Certificate of Conversion, Certificate of Formation or Certificate of Amendment, as applicable, and (ii) By-Laws, Operating Agreement or Limited Liability Company Agreement, as applicable, of certain Guarantors organized under the laws of the State of Delaware (the “Delaware Guarantors”), certified by the Secretary of State of the State of Delaware and the corporate secretary of the Delaware Guarantors, respectively.
In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and the Delaware Guarantors and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.
In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities are the valid, binding and enforceable obligations of the Company and the Guarantors, entitled to the benefits of the Indenture and the Guarantee Agreement.
Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company and the Guarantors, (a) we have assumed that the Company, the Guarantors and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company and the Delaware Guarantors regarding matters of the federal law of the United States of America, the law of the State of New York, the General Corporation Law of the State of Delaware or the Delaware Limited Liability Company Act that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) we express no opinion with respect to the effect of any mandatory choice of law rules and (c) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.
The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act.
We hereby consent to the use of our name in the Prospectus Supplement under the heading “Legal Matters”, as counsel for the Company that has passed on the validity of the Securities and to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated May 19, 2025. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,
CLEARY GOTTLIEB STEEN & HAMILTON LLP
By: /s/ Lillian Tsu
Lillian Tsu, a Partner